                                                                     EXHIBIT 5.3



                                                                   July 25, 2003

TO:  The Board of Directors of Fairfax Financial Holdings Limited


     We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Fairfax Financial Holdings Limited on July 25, 2003, as such may thereafter be amended, and in the short form prospectus contained therein, under the captions "Enforceability of Certain Civil Liabilities", "Description of the Debentures - Enforceability of Foreign Judgments" and "Validity of the Debentures". In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act 1933.


                                        Very truly yours,


                                        /s/ Torys LLP